EXHIBIT (b) 2

        REINSTATEMENT AND AMENDMENT OF AGREEMENT FOR PURCHASE AND
                           SALE OF REAL ESTATE


      THIS REINSTATEMENT AND AMENDMENT OF AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (this "Agreement") is entered into as of September 10, 1996 by and between LINCAM PROPERTIES LTD. SERIES 85, an Illinois limited partnership ("Seller"), LASALLE NATIONAL TRUST ("Trustee"), not personally but as Trustee under a Trust Agreement dated July 19, 1996 and known as Trust No. 120394 (the "Trust"), and CENTERPOINT PROPERTIES CORPORATION, an Illinois corporation ("Beneficiary") (the Trust and Beneficiary are collectively referred to herein as "Purchaser").


WITNESSETH:

      WHEREAS, Seller and Purchaser entered into that certain Agreement for Purchase and Sale of Real Estate dated as of August 6, 1996 (the "Original Contract"), pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller, the property commonly known as 1880 Country Farm Drive, Naperville, Illinois and certain personal property related thereto, on the terms and subject to the conditions more particularly set forth in the Original Contract;

      WHEREAS, the Original Contract was amended by: (i) that certain letter agreement by and between Seller and Purchaser dated August 20, 1996, and (ii) that certain letter agreement between the respective attorneys for Seller and Purchaser dated August 28, 1996 (the Original Contract, as amended by such letter agreements, is referred to herein as the "Contract");

      WHEREAS, pursuant to that certain letter dated August 29, 1996 from Purchaser's attorney to Seller (the "Termination Notice"), Purchaser terminated the Contract pursuant to Article 4 thereof;

      WHEREAS, Purchaser desires to revoke the Termination Notice in its entirety, and Purchaser and Seller desire to reinstate the Contract on the same terms and conditions, except as expressly modified by this Agreement;

      WHEREAS, following the reinstatement of the Contract, Purchaser and Seller desire to amend certain terms thereof, all as more particularly set forth below in this Agreement;

      NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. All capitalized terms which are used but which are not defined in this Agreement shall have the respective meanings ascribed to such terms in the Contract.

      2. Purchaser hereby revokes the Termination Notice in its entirety, and Purchaser and Seller hereby reinstate the Contract in its entirety on the same terms and conditions, except as expressly modified by this Agreement.

      3.    The following is hereby added to the Contract as Section
3.4(f):

            "At the Closing, Purchaser shall receive a credit (the "Alleged Roof Condition Credit") against the Purchase Price in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in consideration for certain repairs and/or replacements which Purchaser may need to make to the roof of the Building or to certain component parts thereof following the Closing as a result of the Alleged Roof Condition."


      4. Purchaser hereby acknowledges and agrees that it is completely satisfied with the results of its due diligence studies and investigations described in Article 4 of the Contract (including, but not limited to, the matters described in clauses (a)-(i) of Article 4 and the Alleged Roof Condition and all matters related thereto), and Purchaser hereby unconditionally and irrevocably waives its right to terminate the Contract under Article 4 for any reason whatsoever, including, without limitation, the Alleged Roof Condition and all matters related thereto.

      5. In addition to, and not in limitation of, the terms set forth in Section 7.4 of the Contract, and partly in consideration of Seller's agreeing to provide the Alleged Roof Condition Credit at Closing, Purchaser, for itself and on behalf of its agents, employees, successors and assigns, hereby unconditionally and irrevocably forever waives any and all claims and causes of action of any kind whatsoever which Purchaser may now or hereafter have against Seller, its partners and their respective officers, directors, shareholders, agents, employees, successors and assigns arising directly or indirectly from, or relating directly or indirectly to, the Alleged Roof Condition and/or the physical condition of, and/or any defects (whether known or unknown) in, the roof of the Building or any component parts thereof, and Purchaser agrees to accept the roof of the Building and all component parts thereof in "AS IS" condition as of the Closing Date.

      6. Section 8.3 of the Contract (and all references in the Contract to said Section) are hereby deleted in their entirety.

      7. The second sentence of Section 9.1 of the Contract is hereby deleted in its entirety, and the following is substituted in its place:

      "Subject to an extension pursuant to SECTIONS 5.4 or 6.1 hereof or pursuant to ARTICLE 8 hereof, the date of the Closing (the "CLOSING DATE") shall be not later than 2:00 p.m. (C.S.T.) on September 20, 1996."

      8. In Section 11.3 of the Contract: (i) the word "Purchaser" in the seventh (7th) line of said Section is hereby changed to "Seller", and
(ii) the word "Assignment" in the twelfth (12th) line of said Section is hereby changed to "Agreement"."

      9. Beneficiary represents and warrants to Seller that as of the date of this Agreement, Beneficiary is the holder of 100% of the beneficial interest in and to and the power of direction under the Trust.

         10. Insofar as the terms and provisions of this Agreement purport to amend or modify or are in conflict with the terms, provisions and exhibits of the Contract, the terms and provisions of this Agreement shall govern and control; in all other respects, the terms, provisions and exhibits of the Contract shall remain unmodified and in full force and effect. This Agreement is incorporated into and made a part of the Contract, and all references to the Contract hereafter shall include this Agreement, and the Contract and all terms, conditions and provisions of the Contract are in full force and effect as of the date hereof, except as amended and modified above in this Agreement.

         11. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

         12. This Agreement is executed by LaSalle National Trust, not personally but as Trustee as aforesaid, in the exercise of the power and authority conferred upon it as such Trustee, and under the express direction of the beneficiary of the Trust. Nothing contained in this Agreement shall be construed as creating any liability whatsoever against Trustee personally.

      IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the date first written above.

                                   PURCHASER:

                                   CENTERPOINT PROPERTIES CORPORATION, an
                                   Illinois corporation

Attest:


________________________________   By:___________________________________

Title:____________________________ Title:________________________________


                                   LASALLE NATIONAL TRUST, not personally,
but solely as Trustee under a Trust Agreement dated July 19, 1996 and known as Trust No. 120394

Attest:


________________________________   By:___________________________________

Title:____________________________ Title:________________________________


                                   SELLER:

                                   LINCAM PROPERTIES LTD. SERIES 85, an
Illinois limited partnership

                                   By:  Lincam Properties, Inc., a
Delaware corporation, its sole general partner



                                        By:____________________________
                                              John M. Moysey, Exec.
                                              Vice President